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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 --------------

                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): November 1, 1999


                       ADVANCED FIBRE COMMUNICATIONS, INC.
                       -----------------------------------

        A Delaware               Commission File             I.R.S. Employer
        Corporation              Number: 0-28734            Identification No.
                                                               68-0277743

                             One Willow Brook Court
                           Petaluma, California 94954

                            Telephone: (707) 794-7700



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ITEM 5. OTHER EVENTS.

In August 1999, Cisco Systems, Inc. ("Cisco"), a publicly-traded company, announced its intentions to acquire a privately-held company in which we held an approximate 5% equity interest, Cerent Corporation ("Cerent"). On November 1, 1999, in connection with the acquisition, we exchanged our Cerent stock for approximately 5.3 million shares of Cisco common stock. We recorded a gain of approximately $379 million on the exchange as a result of the step-up in basis to the market value of Cisco stock received. This gain will be reflected in our results of operations for the fourth quarter of 1999 as non-operating income. The Cisco stock is classified as available-for-sale. At the end of each quarter, we will record a net unrealized gain or loss on the stock held in the stockholders' equity section of our balance sheet, to the extent the market value differs from the carrying value of the stock. Upon sale of a portion or all of this stock, we will recognize a gain or loss in our results of operations as non-operating income or loss.

The relative market price of Cisco stock in future quarters, as compared with the closing market price at November 1, 1999, may result in material fluctuations in our marketable securities portfolio, unrealized gains or losses, and realized gains or losses upon disposal. We have not yet determined when or to what extent we will attempt to reduce the economic risk of ownership of this stock. Our ability to do so may be limited, in part due to contractual transfer restrictions that we anticipate will expire in the first quarter of calendar year 2000. We also expect that Cisco's stock price will fluctuate, perhaps significantly. Accordingly, we cannot predict the timing of any disposition of our Cisco stock, the value that we will ultimately realize from this stock, or the effects on our results of operations and liquidity in future periods.


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                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            ADVANCED FIBRE COMMUNICATIONS, INC.

Date: November 5, 1999                     By: /s/ Karen L. Godfrey
                                               ---------------------------------
                                            Name:  Karen L. Godfrey
                                            Title: Vice President, Chief
                                                   Financial Officer, Corporate
                                                   Controller, and Assistant
                                                   Secretary
                                                   (Duly Authorized Signatory
                                                   and Principal Financial
                                                   Officer)



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